Exhibit 99.2

Houston Exploration Names Robert T. Ray
Senior Vice President and Chief Financial Officer

Houston, Texas – January 16, 2006 – The Houston Exploration Company (NYSE:THX) announced today that Robert T. Ray has been named senior vice president and chief financial officer, effective January 18. Ray, 45, will oversee the corporate accounting and reporting functions, finance, planning and treasury capacities and investor relations.

Most recently Ray was employed as senior vice president, chief financial officer and treasurer of Group 1 Automotive, a Fortune 500 automotive retailer with annual sales of approximately $6 billion. Prior to that he worked for more than 13 years at Dynegy Inc., where he held several senior positions in finance and corporate development, lastly serving as senior vice president and treasurer. He also has professional experience in the areas of banking, public accounting and petroleum engineering. Ray received a bachelor’s degree in petroleum engineering from The University of Texas at Austin and master’s degrees in finance and accounting from the University of Houston.

The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Arkoma Basin, the Rocky Mountains and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s Web site at http://www.houstonexploration.com.

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Contact:	The Houston Exploration Company Melissa R. Aurelio 713-830-6887 maurelio@houstonexp.com